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                                                                    EXHIBIT 99.3


                              AES Ironwood, L.L.C.

                              Offer to Exchange its
                      8.857% Senior Secured Bonds due 2025
                        Which Have Been Registered Under
                           the Securities Act of 1933
                       For Any and All of its Outstanding
                      8.857% Senior Secured Bonds due 2025
               Pursuant to the Prospectus Dated ___________, 2000


TO: REGISTERED HOLDERS AND DEPOSITORY TRUST COMPANY PARTICIPANTS:

         AES Ironwood, L.L.C. ("AES Ironwood") is offering to exchange, upon and subject to the terms and conditions set forth in the enclosed prospectus, dated ___________, 2000 (the "prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), its 8.857% Senior Secured Bonds due 2025, which have been registered under the Securities Act of 1933 (the "new bonds"), for any and all of its outstanding 8.857% Senior Secured Bonds due 2025 (the "old bonds"). The exchange offer is being made in order to satisfy certain of AES Ironwood's obligations contained in the Registration Rights Agreement dated as of May 12, 1999, among AES Ironwood, Lehman Brothers, Morgan Stanley Dean Witter and Dresdner Kleinwort Benson North America LLC.

         In connection with the exchange offer, we are requesting that you contact your clients for whom you hold old bonds registered in your name or in the name of your nominee, or who hold old bonds registered in their own names. AES Ironwood, Lehman Brothers, Morgan Stanley Dean Witter and Dresdner Kleinwort Benson North America LLC will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the exchange offer. However, you will, upon request, be reimbursed for reasonable out-of-pocket expenses incurred in connection with soliciting acceptances of the exchange offer. AES Ironwood, Lehman Brothers, Morgan Stanley Dean Witter and Dresdner Kleinwort Benson North America LLC will pay or cause to be paid all transfer taxes applicable to the exchange of old bonds pursuant to the exchange offer, except as set forth in the prospectus and the Letter of Transmittal.

         For your information and for forwarding to your clients, we are enclosing the following documents:

1.       Prospectus dated ___________, 2000;

2. A Letter of Transmittal for your use and for the information of your clients;

3.       A form of Notice of Guaranteed Delivery; and

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4.       A form of letter which may be sent to your clients for whose account you hold old bonds registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

         Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on __________, 2000 (the "expiration date"), unless extended by AES Ironwood (in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended). The old bonds tendered pursuant to the exchange offer may be withdrawn, subject to the procedures described in the prospectus and the Letter of Transmittal, at any time prior to the expiration date.

         To participate in the exchange offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the exchange agent and certificates representing the old bonds should be delivered to the exchange agent, all in accordance with the instructions set forth in the prospectus and the Letter of Transmittal.

         If holders of old bonds wish to tender, but it is impracticable for them to forward their certificates for old bonds prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the prospectus and the Letter of Transmittal.

         Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent for the old bonds, at its address and telephone number set forth on the front of the Letter of Transmittal.


                                                     Very truly yours,



                                                     AES IRONWOOD, L.L.C.


         Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of AES Ironwood or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the Letter of Transmittal.